Exhibit 99.2

Remarks of Allen B. King

Universal Corporation

2005 Annual Meeting of Shareholders

August 2, 2005

Before I begin, I caution you that I will be making some forward looking statements today. Such statements are based on estimates and assumptions about future events. I urge you to read our annual report on form 10-K for the year ended March 31, 2005, for information on many of the factors that can affect those estimates and assumptions.

Fiscal year 2005 was a good year, as all three of our company’s operating segments—tobacco, lumber and building products, and agri-products—performed well. It was also a very challenging year in many respects:

•	Tobacco shipments from Brazil and Africa were delayed throughout the first three quarters of the fiscal year, which adversely affected quarterly comparisons. Most of these shipments were completed by the end of the year.

•	A charge of $14.9 million was recorded in the second quarter to cover European Union fines, levied against certain of the Company’s subsidiaries for their buying practices in Spain. Those fines are not deductible for tax purposes, so this charge reduced net income for the fiscal year by $14.9 million, or $0.58 per diluted share, and increased the Company’s effective tax rate from 38% to 41%. We are appealing the fines.

•	We continued to face earnings volatility from the effects of Zimbabwe’s fiscal policies. In 2005, changes in those policies related to deposit interest rates and exporter’s exchange rates and incentives reduced earnings by $11 million.

•	We recognized a $10 million allowance for an estimated loss on realization of Brazilian value-added tax credits due to changes in local laws.

•	Implementation of new internal control reporting requirements mandated by Section 404 of the Sarbanes-Oxley Act cost the Company $5 million in consulting and audit fees and required thousands of hours of work by employees throughout the organization.

Net income for fiscal year 2005 was $96 million, or $3.73 per diluted share, compared to $95.8 million, or $3.80 per diluted share, for the twelve months ended March 31, 2004, which has been recast for the effect of last year’s change in fiscal year. Results for the recast twelve months ended March 31, 2004, also contained a number of unusual items, including $12 million for the settlement of the Deloach lawsuit in May 2003, $5.7 million in charges for rationalizing U.S. operations, and $10.8 million in charges for rejected tobacco. Those charges totaled $18.4 million after taxes, or $0.73 per diluted share.

As announced on July 29, 2005, we will be releasing earnings for the first quarter of fiscal year 2006 on August 8, 2005, so I unfortunately cannot provide you

Universal Corporation

2005 Annual Meeting of Shareholders

August 2, 2005

detailed information today about the quarter. I can tell you that we do not expect this year’s first quarter earnings to compare favorably with last year’s first quarter earnings. Last year’s first quarter included a significant quantity of oriental tobacco shipments which were carried over from the previous fiscal year. Also, in this year’s first quarter, we processed a much lower volume of blended strips in our Italian facility than we did a year ago. In addition, difficult market conditions in Brazil may adversely affect comparisons.

Looking forward, I indicated in my letter to shareholders, which you received in the 2005 annual report, that we expect fiscal year 2006 to be a particularly challenging year, especially for tobacco. Let me discuss these challenges with you in somewhat greater detail today.

Large crops in South America and Africa:

Larger crops are being marketed in South America and Africa. Marketings in these two areas in fiscal year 2006 are expected to total about 1 billion kgs. for flue-cured and 390 million kgs. for burley, increases of about 40% and 25%, respectively, over levels just two years ago. We expect that, overall, there will be excess leaf available, primarily in South America, and uncommitted inventories will increase. This will undoubtedly result in more favorable market conditions for buyers and pressure on supplier margins.

Poor quality Brazilian crop:

Drought conditions have severely diminished the quality of the very large Brazilian flue-cured crop. As a result, there will be market imbalances for many leaf grades and styles, particularly in the better quality styles. This will make it difficult for the Company to fill all of its orders for these kinds of leaf, which normally carry the highest margins. In addition, the Brazilian currency has strengthened more than 20% relative to the U. S. Dollar since last season, increasing pressure on margins.

Difficult economic conditions in Europe:

Although we are optimistic about the prospects for our non-tobacco operations, economic conditions in Europe, where our lumber and building products operations are based, continue to be difficult. The Dutch economy has experienced 3 years of poor economic growth, which has been reflected in very soft markets for construction supplies. The management of our Dutch companies has done a good job dealing with these conditions by managing inventories and costs and maintaining sales volumes. Unfortunately, the situation in Holland has so far not improved as we had hoped, and while management continues to do an outstanding job, margins, particularly in the DIY sector are coming under increasing pressure from customers. Last year, the euro earnings of these operations benefited from the strength of the euro, which on average increased by over 6% during the year against the U.S. dollar. The euro has weakened by about 6% since the beginning of our 2006 fiscal year. If this trend continues, the translation of 2006 euro earnings will be negatively impacted.

Universal Corporation

2005 Annual Meeting of Shareholders

August 2, 2005

Other challenges:

Last year the Company spent over $5 million and thousands of hours of time and effort by employees throughout our worldwide organization to comply with the provisions of the new Sarbanes-Oxley Act. While we did not find any material weaknesses in our internal controls over financial reporting, ongoing compliance programs will remain costly and time consuming. In addition, we expect that interest rates will be higher in fiscal year 2006, and our corporate tax rate is likely to remain high, primarily due to the situation in Zimbabwe.

To address the difficult operating environment that we see in fiscal year 2006, Management is taking action in a number of areas:

•	Customer service—we are continuing our efforts to not only meet, but exceed our customers’ expectations with respect to the quality of our products and services. As one example of this, we are implementing comprehensive new policies and procedures throughout our worldwide organization to improve the quality of tobacco delivered from growers to us. In particular, we are working hard to reduce and eliminate, to the extent possible, the amount of non-tobacco related material from leaf that we purchase.

•	Cost reduction—world markets for all of the products that we handle are extremely competitive. It is clear that our success this past year and in the future depends on our ability to be the most efficient, low-cost supplier in the industry. We are continuing to focus on cost reductions and efficiency improvements and have set an objective of eliminating about $9 million in overhead costs by the end of fiscal year 2006.

•	Investment grade credit rating—the Company’s debt levels have increased sharply over the last few years to finance the expansion of tobacco production in Africa, purchases of larger and more expensive Brazilian crops, and higher levels of business in our lumber and building products and agri-products operations. As a result, credit rating agencies lowered our debt ratings near the end of our fiscal year 2005. While we recognize that recent changes in our business model, particularly increases in direct grower contracting, require higher levels of financing, we plan to take the actions necessary to maintain our investment grade status.

Africa looks to be a bright spot this year as the significant investments that we have made in recent years in crop expansion, to offset the loss of two thirds of Zimbabwe’s production, are beginning to show results in a number of areas in the form of larger crops of good quality leaf and additional earnings.

Despite the continuing economic and political turmoil in Zimbabwe, the flue-cured crop is estimated to be larger than last year’s crop, and we welcome the opportunity to purchase additional quantities of tobacco.

Our flue-cured crops in Malawi, Tanzania and Zambia are all of good quality and demand is strong. The quality of our burley crop in Mozambique is very good, demand is strong, and new customers have entered the market. In Malawi, the burley crop is of average quality, and we expect to purchase our normal percentage of the crop at auction.

Universal Corporation

2005 Annual Meeting of Shareholders

August 2, 2005

We are particularly pleased to report that our new factory in Mozambique is expected to begin commercial operations later this month and begin to generate a return on our $50 million investment. I would like to show you the latest pictures which show clearly the truly remarkable job that our African management has done in transforming barren land and bush into one of the most advanced and efficient leaf processing facilities in the world....

This facility will:

• have the capacity to process up to 50 million kgs. annually, as currently configured.

• employ 3,700 people. Total employment generated by the project including in the factory, buying stations and leaf procurement will be over 20,000.

• generate economic benefits that are expected to touch more than 450,000 people in the region, providing jobs, and income, and reducing poverty.

The project was similar to construction of a small city. It involved building housing, a fully staffed medical clinic, a school, new roads, water supply and treatment facilities and other infrastructure.

This is one of the largest foreign investments in Mozambique, and we have invited the president of Mozambique to officially inaugurate this facility this fall.

Once again, I want to thank our many committed employees worldwide for their hard work and contributions to the Company’s success. I would like to particularly recognize our internal audit department and our global finance team for their dedication and outstanding efforts in implementing the new reporting requirements mandated by the Sarbanes-Oxley legislation.

I would also like to express my appreciation to our customers and to our shareholders for their continued support.